Exhibit 99.1

Solaris Oilfield Infrastructure, Inc. Announces Fourth Quarter and Full-Year 2017 Results

Fourth Quarter 2017 Highlights

•     Record net income of $9.2 million, which included $701,000 of net expense relating to the enactment of the Tax Cuts and Jobs Act of 2017

•	Record adjusted EBITDA of $15.2 million; 36% increase versus third quarter 2017 and up 269% year-over-year

•     Record revenue of $25.2 million; 36% increase versus third quarter 2017 and up 246% year-over-year

•     Record 6,146 revenue days; 35% increase versus third quarter 2017 and up 188% year-over-year

•     Added 18 proppant management systems to the rental fleet; total of 77 systems at year-end

HOUSTON, March 6, 2018 (BUSINESS WIRE) — Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”), a leading independent provider of supply chain management and logistics solutions designed to drive efficiencies and reduce costs for the oil and natural gas industry, today reported financial results for the fourth quarter and fiscal year 2017, as further described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) today.

Fourth Quarter 2017 Financial Review

Solaris reported net income of $9.2 million, or $0.13 per share, for fourth quarter 2017, compared to net income of $3.0 million in fourth quarter 2016 and net income of $7.4 million, or $0.13 per share, in third quarter 2017. Fourth quarter 2017 net income included certain non-recurring items, including approximately $701,000 of net expenses resulting from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), $581,000 of IPO-related compensation expense, $47,000 related to a loss on disposal of assets and $107,000 of non-recurring transaction costs.

Adjusted EBITDA for the fourth quarter was $15.2 million, an increase of $11.1 million from fourth quarter 2016 and an increase of $4.0 million compared to third quarter 2017. A description of adjusted EBITDA and a reconciliation to net income, its most directly comparable GAAP measure, is provided below.

Adjusted pro forma net income for the fourth quarter was $8.9 million, or $0.20 per fully exchanged and diluted share, an increase of $7.0 million and $0.15 per diluted share from fourth quarter 2016 and an increase of $3.4 million and $0.07 per diluted share compared to third quarter 2017. A description of adjusted pro forma net income and a reconciliation to net income attributable to Solaris, its most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are provided below.

Revenues were $25.2 million for the quarter, an increase of $17.9 million, or 246%, compared to fourth quarter 2016, and an increase of $6.7 million, or 36%, compared to third quarter 2017.

During fourth quarter 2017, the Company generated 6,146 revenue days, the combined number of days that its systems earned revenue during the quarter, a 188% increase from fourth quarter 2016, and up 35% compared to third quarter 2017. Customer demand and adoption rates for Solaris’ systems continue to grow as proppant consumption levels increase across the industry and customers realize the benefits of Solaris’ technology.

In December 2017, the Tax Act was enacted into law. The Tax Act provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended, including a reduction of the U.S. federal corporate income tax rate from 35% to 21%, among other provisions. As a result of the Tax Act, the Company recognized a $21.9 million benefit in other income related to the reduction in liabilities under its tax receivable agreement in the fourth quarter of 2017. The Company also recognized an additional $22.6 million of income tax expense as a provisional amount, relating to the remeasurement of its deferred tax assets.

Full-year 2017 Financial Review

Solaris reported net income of $22.5 million for the fiscal year ended December 31, 2017, compared to net income of $2.8 million in fiscal 2016. 2017 net income included certain non-recurring items, including approximately $701,000 of net expenses resulting from the Tax Act, $4.6 million of IPO-related compensation expense, $498,000 related to a loss on disposal of assets, $348,000 of non-recurring organizational costs and $143,000 of non-recurring transaction costs.

Adjusted EBITDA for fiscal 2017 was $39.9 million, an increase of $33.1 million from fiscal 2016. A description of adjusted EBITDA and a reconciliation to net income, its most directly comparable GAAP measure, is provided below.

Adjusted pro forma net income for fiscal 2017 was $21.1 million, or $0.48 per fully exchanged and diluted share, an increase of $19.3 million and $0.44 per diluted share from fiscal 2016. A description of adjusted pro forma net income and a reconciliation to net income attributable to Solaris, its most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are provided below.

Revenues were $67.4 million for fiscal 2017, an increase of $49.2 million, or 271%, compared to fiscal 2016.

During fiscal 2017, the Company generated 16,712 revenue days, a 191% increase from fiscal 2016. Customer demand and adoption rates for Solaris’ systems continue to grow as proppant consumption levels increase across the industry and customers realize the benefits of Solaris’ technology.

As a result of the Tax Act, the Company recognized a $21.9 million benefit in other income related to the reduction in liabilities under its tax receivable agreement in fiscal year 2017. The Company also recognized an additional $22.6 million of income tax expense as a provisional amount, relating to the remeasurement of its deferred tax assets.

Capital Expenditures and Liquidity

Driven by strong customer demand and continued customer adoption of our proppant management systems and services, the Company invested $49.9 million during the fourth quarter, which included adding eighteen systems to the fleet, ending the year with 77 systems. Also, the Company’s fourth quarter capital expenditures included $18.9 million in construction activities related to the Kingfisher Facility and the acquisition of the assets of Railtronix, LLC. These investments help address rising customer demand and are expected to drive future earnings and cash flow growth for Solaris.

During the fourth quarter, the Company completed a public offering of 8,050,000 Class A Shares, including 3,000,000 primary shares issued and sold by the Company. Net of underwriting discounts and commissions and offering expenses, the Company received net proceeds of approximately $44.5 million. The Company contributed all of the net proceeds of the offering to its subsidiary Solaris Oilfield Infrastructure, LLC (“Solaris LLC”) in exchange for units in Solaris LLC (“Solaris LLC Units”).

As previously disclosed, the Company also entered into a new credit agreement with certain lenders in January 2018. The credit facility has a term of four years and is composed of a $20 million revolver and a $50 million delayed draw term loan.

As of February 28, 2018, the Company had approximately $107.6 million of liquidity, including $43.4 million in cash and approximately $64.2 million of availability under the undrawn credit facility.

Operational Update and Outlook

We currently have 91 systems in the rental fleet, all of which are deployed to customers. The Permian Basin continues to be our most active area, followed by the Eagle Ford Shale, SCOOP/STACK formations, Marcellus/Utica Shale and the Haynesville Shale. Our systems are highly mobile and can be deployed quickly in response to customer demand.

Proppant supply disruptions and continued logistic complexities drive demand for our products and services. To meet growing demand, we recently increased our manufacturing rate and expect to deliver a total of eight systems to the rental fleet in March, which will represent the highest monthly manufacturing rate the Company has achieved in its history. We have been able to accelerate our manufacturing rate through selective outsourcing of certain components of our systems. Based on our current manufacturing outlook, we expect to end the first quarter with 96 to 98 systems in the fleet and expect to end the second quarter with 118 to 122 systems in the fleet.

Transloading and construction activity continues at the Kingfisher Facility. Completion of the initial phase of construction remains on track for August 2018. In the interim, we are providing direct rail-to-truck transloading service for our anchor customer. Since commencing transloading operations in mid-January 2018, we have begun receiving regular shipments of railcars.

Solaris’ Chief Executive Officer Greg Lanham commented, “We are very proud of all that we accomplished in 2017. We more than doubled our mobile proppant management system fleet – from 30 systems to 77 systems – and significantly expanded our market share. We completed our initial public offering, commenced construction of the Kingfisher Facility and completed the Railtronix acquisition. We believe our current fleet of 91 systems represents the industry’s leading market share for new technology proppant handling solutions.”

“We look forward to reaching new milestones in 2018, including delivering eight systems in a single month for the first time in March and adding our 100th system to the fleet in April. Our strong balance sheet, experienced team and unique value proposition provide the opportunity to continue to build upon our success and drive additional efficiencies for our customers.”

Conference Call

The Company will host a conference call to discuss its fourth quarter and fiscal 2017 results on Wednesday, March 7, 2018 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844)  413-3978. To join the conference call from outside of the United States, participants may dial (412) 317-6594. When instructed, please ask the operator to be joined to the Solaris Oilfield Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.solarisoilfield.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (844)  413-3978 within the United States or (412) 317-6594 outside of the United States. The conference call replay access code is 10116267. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) manufactures and provides patented mobile proppant management systems that unload, store and deliver proppant at oil and natural gas well sites. These patented systems are deployed in many of the most active oil and natural gas basins in the United States, including the Permian Basin, the Eagle Ford Shale, the STACK/SCOOP formation and the Haynesville Shale. Solaris’ high-capacity transload facility in Kingfisher, Oklahoma serves customers with operations in the STACK/SCOOP formation. Additional information is available on the Solaris’ website, www.solarisoilfield.com.

Website Disclosure

We use our website (www.solarisoilfield.com) as a routine channel of distribution of company information, including news releases, analyst presentations, and supplemental financial information, as a means of disclosing material non-public information and for complying with our disclosure obligations under SEC Regulation FD. Accordingly, investors should monitor our website in addition to following press releases, SEC filings and public conference calls and webcasts. Additionally, we provide notifications of news or announcements on our investor relations website. Investors and others can receive notifications of new information posted on our investor relations website in real time by signing up for email alerts.

None of the information provided on our website, in our press releases, public conference calls and webcasts, or through social media channels is incorporated by reference into, or deemed to be a part of, this Current Report on Form 8-K or will be incorporated by reference into any other report or document we file with the SEC unless we expressly incorporate any such information by reference, and any references to our website are intended to be inactive textual references only.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for the construction and operation of our new Kingfisher Facility, current and potential future long-term contracts and our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Revenue
Proppant system rental	$20,093	$5,915	$15,062	$54,653	$14,594
Proppant system services	4,906	1,374	3,416	12,537	3,563
Proppant inventory software services	205	—	—	205	—
Total revenue	25,204	7,289	18,478	67,395	18,157
Operating costs and expenses
Cost of proppant system rental (excluding $2,044, $934, and $1,523 of depreciation and amortization for the three months ended December 31, 2017 and 2016 and September 30, 2017, respectively, and $5,792 and $3,352 for the years ended December 31, 2017 and 2016, respectively, shown separately)	1,033	250	641	2,627	1,431
Cost of proppant system services (excluding $178, $49, and $129 of depreciation and amortization for the three months ended December 31, 2017 and 2016 and September 30, 2017, respectively, and $461 and $160 for the years ended December 31, 2017 and 2016, respectively, shown separately)	5,544	1,615	3,933	14,184	4,916
Cost of proppant inventory software services (excluding $42 of depreciation and amortization for the three months and year ended December 31, 2017, show separately)	76	—	—	76	—
Depreciation and amortization	2,359	1,053	1,742	6,635	3,792
Salaries, benefits and payroll taxes	3,522	1,069	2,942	9,209	3,061
Selling, general and administrative (excluding $95, $40 and $90 of depreciation and amortization for the three months ended December 31, 2017 and 2016 and September 30, 2017, respectively, and $340 and $250 for the years ended December 31, 2017 and 2016, respectively, shown separately)	1,424	254	1,176	5,077	2,096
Other operating expenses	153	—	77	4,126	—
Total operating cost and expenses	14,111	4,241	10,511	41,934	15,296
Operating income	11,093	3,048	7,967	25,461	2,861
Interest expense	(26)	(9)	(27)	(97)	(23)
Income (loss) pursuant to Tax Receivable Agreements	22,939	—	83	23,022	—
Other income	—	1	—	—	8
Total other income (expense)	22,913	(8)	56	22,925	(15)
Income before income tax expense	34,006	3,040	8,023	48,386	2,846
Provision for income taxes	24,762	17	617	25,899	43
Net income	9,244	3,023	7,406	22,487	2,803
Less: net income loss related to Solaris LLC	—	(3,023)	—	(3,665)	(2,803)
Less: net income related to non-controlling interests	(7,137)	—	(6,027)	(15,186)	—
Net income attributable to Solaris	$2,107	$—	$1,379	$3,636	$—

Earnings per share of Class A common stock - basic (1)	$0.13	$—	$0.13	$0.28	$—
Earnings per share of Class A common stock - diluted (1)	$0.13	$—	$0.12	$0.27	$—

Basic weighted average shares of Class A common stock outstanding (1)	15,120	—	10,100	12,117	—
Diluted weighted average shares of Class A common stock outstanding (1)	15,508	—	10,563	12,482	—

(1) – Represents earnings per share of Class A common stock and weighted average shares of Class A common stock outstanding for the period following the reorganization transactions and IPO.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash	$63,421	$3,568
Accounts receivable, net	12,979	4,510
Prepaid expenses and other current assets	3,622	403
Inventories	7,532	1,365
Total current assets	87,554	9,846
Property, plant and equipment, net	151,163	54,350
Goodwill	17,236	13,004
Intangible assets, net	5,335	36
Deferred tax assets	25,512	—
Other assets	260	—
Total assets	$287,060	$77,236
Liabilities and Stockholders'/Members’ Equity
Current liabilities:
Accounts payable	$5,000	$705
Accrued liabilities	15,468	2,144
Current portion of capital lease obligations	33	26
Current portion of notes payable	—	169
Current portion of senior secured credit facility	—	31
Total current liabilities	20,501	3,075
Capital lease obligations, net of current portion	179	213
Notes payable, net of current portion	—	282
Senior secured credit facility, net of current portion	—	2,320
Payables related to parties pursuant to tax receivable agreement	24,675	—
Other long-term liabilities	145	—
Total liabilities	45,500	5,890
Commitments and contingencies
Stockholders' and members’ equity
Members’ equity	—	69,267
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized, 19,027 issued and 19,011 outstanding as of December 31, 2017 and none issued and outstanding as of December 31, 2016	190	—
Class B common stock, $0.00 par value, 180,000 shares authorized, 26,810 shares issued and outstanding as of December 31, 2017 and none issued and outstanding as of December 31, 2016	—	—
Additional paid-in capital	121,727	—
Accumulated earnings	3,636	2,079
Treasury stock (at cost), 16 shares and 0 shares as of December 31, 2017 and 2016, respectively	(261)	—
Total stockholders' equity attributable to Solaris and members' equity	125,292	71,346
Non-controlling interest	116,268	—
Total stockholders' and members' equity	241,560	71,346
Total liabilities, stockholders' and members’ equity	$287,060	$77,236

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$22,487	$2,803
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,635	3,792
Loss on disposal of asset	498	—
Provision for bad debt	—	131
Stock-based compensation	3,701	127
Amortization of debt issuance costs	51	4
Change in payables related to parties pursuant to tax receivable agreement	(23,022)	—
Deferred income tax expense	25,652	—
Other	(28)	—
Changes in assets and liabilities:
Accounts receivable	(8,469)	(3,065)
Prepaid expenses and other assets	(3,273)	109
Inventories	(7,532)	327
Accounts payable	4,224	41
Accrued liabilities	5,805	252
Net cash provided by operating activities	26,729	4,521
Cash flows from investing activities:
Investment in property, plant and equipment	(93,912)	(10,899)
Cash paid for Railtronix™ acquisition	(5,000)	—
Investment in intangible assets	(72)	(36)
Net cash used in investing activities	(98,984)	(10,935)
Cash flows from financing activities:
Payments under capital leases	(27)	(25)
Payments under notes payable	(451)	(211)
Proceeds from borrowings under the credit facility	3,000	2,500
Repayment of credit facility	(5,500)	—
Payments related to debt issuance costs	(111)	(153)
Proceeds from members’ contributions	—	948
Proceeds from issuance of Class A common stock sold in initial public offering, net of offering costs	111,075	—
Proceeds from issuance of Class A common stock sold in secondary offering, net of offering costs	44,684	—
Distributions paid to unit and option holders	(25,818)	—
Proceeds from pay down of promissory note related to membership units	5,256	—
Net cash provided by financing activities	132,108	3,059
Net increase (decrease) in cash	59,853	(3,355)
Cash at beginning of period	3,568	6,923
Cash at end of period	$63,421	$3,568
Non-cash activities
Investing:
Capitalized depreciation in property, plant and equipment	$668	$674
Property and equipment additions incurred but not paid at year-end	7,765	264
Issuance of shares in acquisition	4,505	—
Financing:
Notes payable issued for property, plant and equipment	—	397
Accrued interest from notes receivable issued for membership units	—	327
Cash paid for:
Interest	104	20
Income taxes	45	35

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION — ADJUSTED EBITDA

(In thousands)

(Unaudited)

We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income (loss), plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes. We define Adjusted EBITDA as EBITDA plus (i) unit-based compensation expense and (ii) certain non-cash charges and unusual or non-recurring charges.

We believe that our presentation of EBITDA and Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016

Net income	$9,244	$3,023	$7,406	$22,487	$2,803
Depreciation and amortization	2,359	1,053	1,742	6,635	3,792
Interest expense, net	26	9	27	97	23
Income taxes (1)	24,762	17	617	25,899	43
EBITDA	$36,391	$4,102	$9,792	$55,118	$6,661
IPO bonuses (2)	581	—	617	4,627	—
Stock-based compensation expense (3)	1,039	19	795	2,211	127
Loss on disposal of assets	47	—	41	498	—
Non-recurring organizational costs (4)	—	—	—	348	—
Change in payables related to parties pursuant to tax receivable agreement (5)	(22,939)	—	(83)	(23,022)	—
Other (6)	107	—	36	143	—
Adjusted EBITDA	$15,226	$4,121	$11,198	$39,923	$6,788

(1)Income taxes include add back for federal and state taxes, including $22,637 in the year ended December 31, 2017 related to the Tax Cuts and Jobs Act.

(2)One-time cash bonuses of $3.1 million for the year ended December 31, 2017 and stock-based compensation expense of $0.6 million, $0.6 million and $1.5 million related to restricted stock awards with one-year vesting for the three months ended December 31, 2017 and September 30, 2017 and the year ended December 31, 2017, respectively, that were paid or granted to certain employees and consultants in connection with the Offering.

(3)Represents stock-based compensation expense of $1.0 million, $19 thousand, $0.8 million, $1.9 million and $0.1 million for the three months ended December 31, 2017 and 2016, September 30, 2017 and the years ended December 31, 2017 and 2016, respectively, related to restricted stock awards with three-year vesting and $0.3 million for the year ended December 31, 2017 related to the options issued under our long-term incentive plan.

(4)Certain non-recurring organizational costs associated with our IPO.

(5)Other income related to the change in payables related to parties pursuant to the tax receivable agreement includes ($21,936) related to the Tax Cuts and Jobs Act.

(6)Non-recurring transaction costs.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION — ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY EXCHANGED AND DILUTED SHARE

(In thousands)

(Unaudited)

Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris LLC not held by Solaris Oilfield Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding Solaris LLC Units, after giving effect to the dilutive effect of outstanding equity-based awards.

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income (loss) attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Numerator:
Net income attributable to Solaris	$2,107	$—	$1,379	$3,636	$—
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	7,137	3,023	6,027	18,851	2,803
IPO bonuses (2)	581	—	617	4,627	—
Loss on disposal of assets	47	—	41	498	—
Non-recurring organizational costs (3)	—	—	—	348	—
Change in payables related to parties pursuant to tax receivable agreement (4)	(21,936)	—	—	(21,936)	—
Remeasurement of deferred tax assets	22,637	—	—	22,637	—
Other (5)	107	—	36	143	—
Income tax (expense)/benefit	(1,751)	(1,094)	(2,570)	(7,693)	(1,025)
Adjusted pro forma net income	$8,929	$1,929	$5,530	$21,111	$1,778
Denominator:
Weighted average shares of Class A common stock outstanding - diluted	15,508	—	10,563	12,482	—
Adjustments:
Assumed exchange of Solaris LLC Units for shares of Class A common stock (1)	29,888	42,466	32,726	31,622	42,466
Adjusted pro foma fully exchanged weighted average shares of Class A common stock outstanding - diluted	45,396	42,466	43,289	44,104	42,466
Adjusted pro forma earnings per fully exchanged share - diluted	$0.20	$0.05	$0.13	$0.48	$0.04

(1)

Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)

One-time cash bonuses of $3.1 million for the year ended December 31, 2017 and stock-based compensation expense of $0.6 million, $0.6 million and $1.5 million related to restricted stock awards with one-year vesting for the three months ended December 31, 2017 and September 30, 2017 and the year ended December 31, 2017, respectively, that were paid or granted to certain employees and consultants in connection with the Offering.

(3)	Certain non-recurring organizational costs associated with our IPO.

(4)	Other income related to the remeasurement of payables related to parties pursuant to the tax receivable agreement of ($21,936) related to the Tax Cuts and Jobs Act.

(5)	Non-recurring transaction costs.

Contacts:

Kyle Ramachandran

Chief Financial Officer

(281) 501-3070

IR@solarisoilfield.com